Exhibit 99.1

The Clorox Company Press Release
Clorox Reports Q4 and Fiscal Year 2007 Results; Updates Fiscal 2008 Outlook
OAKLAND, Calif., Aug. 2, 2007 – The Clorox Company (NYSE: CLX) today announced earnings results for the fiscal fourth quarter, which ended June 30, 2007. For the quarter, the company reported mixed top-line results but earnings within its previously communicated outlook range. Clorox also announced that solid sales growth, gross margin expansion and cost savings contributed to favorable operating results for fiscal year 2007.
“I’m pleased that we delivered on our earnings outlook for the quarter,” said Chairman and CEO Don Knauss. “Although we are disappointed that sales and volume growth were lower than anticipated, we delivered overall strong results when you look at the back half of the fiscal year. As I’ve said before, results will vary by quarter, and we continue to manage our business for the long term.”
Commenting on the company’s fiscal year 2007 results, Knauss said, “I’m happy with our overall performance for the year. Despite challenging commodity and competitive environments, we expanded gross margin, achieved our sixth consecutive year of strong sales growth and cost savings greater than $100 million, and delivered earnings results in line with our outlook. Importantly, we also introduced our Centennial Strategy to drive long-term growth. I’m extremely proud of the hard work and dedication of Clorox employees worldwide, and excited about the future of our company as we look ahead to our centennial anniversary in 2013.”
Clorox reported fourth-quarter net earnings of $164 million, or $1.07 diluted earnings per share (EPS). This compares with $142 million in the year-ago quarter, or 92 cents diluted EPS, for an increase of 15 cents per diluted share. These results reflect solid gross margin improvement and a more favorable tax rate versus the year-ago quarter. Earnings results for the year-ago quarter and fiscal year 2006 included after-tax charges of $7 million, or 5 cents diluted EPS, related to the retirement of the former chairman and CEO from his positions, and $16 million, or 11 cents diluted EPS, related to non-cash historical stock option compensation expense.
For fiscal year 2007, Clorox reported net earnings from continuing operations of $496 million, or $3.23 per diluted share. This compares with fiscal year 2006 net earnings from continuing operations of $443 million, or $2.89 diluted EPS, which included the aforementioned $23 million of charges, for an increase of 34 cents per diluted share, or 12 percent.
Fourth-quarter highlights
Fourth-quarter sales grew 2 percent to $1.34 billion, compared with $1.32 billion in the year-ago quarter. Excluding the impact of the previously announced acquisition of bleach businesses in Canada and Latin America, sales growth was about flat for the quarter.
Volume increased 2 percent compared to the year-ago quarter. The increase was primarily driven by higher shipments of laundry and cleaning products in Latin America due to category growth and the recently acquired bleach business; all-time record shipments of Fresh Step® scoopable cat litter due to a significant product improvement; higher shipments of Glad® products behind successful promotional activities; and shipments in Canada from the new bleach business. Results were negatively impacted by lower consumption following very strong 8 percent volume growth in the third quarter and continued aggressive competitive activity in the fourth quarter, particularly in U.S. laundry and cleaning products, as well as lower shipments of Kingsford® charcoal and auto-care products due to the impact of poor April weather.
The company reported its fourth consecutive quarter of year-over-year gross margin expansion, with an increase of 50 basis points to 44.2 percent from 43.7 percent in the year-ago quarter. The increase was primarily due to the benefit of strong cost savings and price increases. These factors were partially offset by the impact of higher trade-promotion spending in response to competitive activity, higher expenses for logistics, and unfavorable costs for agricultural commodities.

Net cash provided by operations was $282 million, compared to $301 million in the year-ago quarter. The year-over-year decrease was primarily due to higher levels of inventories, partially offset by increased earnings.
During the quarter, Clorox repurchased 1 million shares of the company’s common stock at a cost of about $66 million under its ongoing program to offset stock option dilution.
Following is a summary of key fourth-quarter results by business segment. All comparisons are with the fourth quarter of fiscal year 2006, unless otherwise stated.
Household Group – North America
The segment reported a 2 percent sales decline, 1 percent volume decline and 4 percent decrease in pretax earnings. Volume of some household products, including Clorox® disinfecting wipes, was negatively impacted by lower consumption following very strong growth in the third quarter and continued aggressive competitive activity. In addition, lower shipments of auto-care products resulted from overall category softness due to poor April weather. These results were partially offset by shipments from the recently acquired bleach business in Canada and the launch of Clorox® disinfecting kitchen cleaner. Pretax earnings reflected the impact of higher trade-promotion spending in response to competitive activity, and increased logistics and transportation costs. These factors were partially offset by the benefit of strong cost savings.
Specialty Group
The segment reported 1 percent sales growth, 2 percent volume growth and a 4 percent increase in pretax earnings. The segment delivered all-time-record shipments of Fresh Step® scoopable cat litter for the fifth consecutive quarter behind a significant product improvement, as well as higher shipments of Glad® trash bags due to higher trade-promotion spending in response to competitive activity. These factors were partially offset by lower shipments of Kingsford® charcoal products due to the impact of poor April weather. Pretax earnings reflected the benefit of strong cost savings and higher sales.
International
The segment reported 21 percent sales growth, 12 percent volume growth and a 25 percent increase in pretax earnings. Sales results included 8 percentage points of growth from the newly acquired bleach business and 4 percentage points from favorable foreign exchange rates. Volume growth was driven by increased shipments of laundry and cleaning products in Latin America due to category growth and the recently acquired bleach business. Sales growth outpaced volume growth primarily due to the benefit of favorable foreign exchange rates and price increases in Latin America. Pretax earnings reflected the benefit of higher sales and cost savings.
Fiscal year 2007 results
Fiscal year 2007 sales grew 4 percent to $4.8 billion. The bleach business acquisition contributed less than 1 percent of the sales growth. Volume grew 2 percent, primarily due to increased shipments of laundry and cleaning products in Latin America and Fresh Step® scoopable cat litter. Sales growth outpaced volume growth, primarily due to the impact of price increases, partially offset by the impact of higher trade-promotion spending.
For the fiscal year, gross margin increased 90 basis points to 43.1 percent, primarily due to the benefit of strong cost savings and price increases. These factors were partially offset by unfavorable commodity costs, higher manufacturing and logistics costs and increased trade-promotion spending.
Net cash provided by operations for the fiscal year was $709 million, compared with $522 million in fiscal year 2006. The year-over-year increase was primarily due to the payment of an income tax settlement in the prior year and higher earnings in the current year.
During the fiscal year, Clorox repurchased 2.4 million shares of the company’s common stock at a cost of about $155 million under its ongoing program to offset stock option dilution.
Fiscal year 2008 financial outlook
For fiscal year 2008, Clorox continues to anticipate sales growth from existing brands in the range of 3-5 percent, including the benefit of the bleach business acquisition, which is expected to add just under 1 percent of sales.
Clorox’s outlook is for gross margin expansion in fiscal year 2008, as the company anticipates that cost savings will more than offset a negative net commodity cost impact and further inflationary pressure in manufacturing and logistics. The company now expects that commodity costs in the first half of the fiscal year will be higher than previously anticipated due to continued pressure on agricultural commodities and less favorable resin costs.

As previously communicated, the company’s fiscal year 2008 outlook includes anticipated pretax charges of about $14 million to $18 million, or 6-8 cents diluted EPS, related to the planned consolidation of the home-care manufacturing network. $5 million to $6 million of these pretax charges are expected to be non-cash. In addition, the outlook now includes additional anticipated pretax charges in the range of $35 million to $40 million, or 15-17 cents diluted EPS, of which $30 million to $33 million are expected to be non-cash. These anticipated charges are primarily related to certain new venture investments the company has decided not to pursue in light of its Centennial Strategy, and supply chain simplification, primarily in overseas markets. Net of these anticipated charges, the company now anticipates fiscal year 2008 diluted EPS in the range of $3.27 to $3.46.
Clorox anticipates continued strong cash flow in fiscal year 2008. The company anticipates using its expected fiscal year 2008 free cash flow, defined as cash provided by operations less capital expenditures, to return cash to shareholders in the form of dividends and share repurchases.
As announced in May, Clorox’s Centennial Strategy is focused on achieving double-digit annual percentage growth in economic profit, generally defined as profit the company generates over and above the cost of paying for assets used by the business to generate that profit. In fiscal year 2007, Clorox generated about $379 million in economic profit versus about $348 million in the prior year, for an increase of 9 percent. For a reconciliation of the economic profit in fiscal years 2007 and 2006 to earnings from continuing operations before income taxes for the same periods, refer to the Investor Relations section of the company’s Web site at www.TheCloroxCompany.com.
For fiscal year 2008, the company anticipates economic profit growth in the mid-single digits, which includes the cash portion of the aforementioned charges in support of the Centennial Strategy. Clorox plans to report economic profit results at the end of each fiscal year. For more detail, refer to the economic profit reconciliation information in the Investor Relations section of www.TheCloroxCompany.com.
Consistent with Clorox’s focus on achieving its annual financial targets, as previously communicated, the company is no longer providing specific financial outlook for individual quarters within a year.
For more information
Visit the Investors: Financial Results section of the company’s Web site at www.TheCloroxCompany.com for the following:
•	Definitions of financial terms used in this earnings release and on today’s conference call with the investment community (details below)

•	Supplemental volume growth information

•	Supplemental sales growth information

•	Supplemental gross margin driver information

•	Adjusted operating profit and EBIT reconciliation information

•	Economic profit reconciliation information

•	Supplemental balance sheet and cash flow information

•	Supplemental price-increase information
Note: Percentage and basis-point changes noted in this news release are calculated based on rounded numbers.
Today’s webcast
Today at 10:30 a.m. Pacific time (1:30 p.m. Eastern time), Clorox will host a live audio webcast of a discussion with the investment community regarding the company’s fourth-quarter results. The webcast can be accessed at http://investors.TheCloroxCompany.com/. Following a live discussion, a replay of the webcast will be archived for one week on the company’s Web site.
The Clorox Company
The Clorox Company is a leading manufacturer and marketer of consumer products with fiscal year 2007 revenues of $4.8 billion. Clorox markets some of consumers’ most trusted and recognized brand names, including its namesake bleach and cleaning products, Armor All® and STP® auto-care products, Fresh Step® and Scoop Away® cat litter, Kingsford® charcoal, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, and Glad® bags, wraps and containers. With 7,800 employees worldwide, the company manufactures products in more than two dozen countries and markets them in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $69.7 million to nonprofit organizations, schools and colleges. In fiscal 2007 alone, the foundation awarded $3.4 million in cash grants, and Clorox made product donations valued at $5.9 million. For more information about Clorox, visit www.TheCloroxCompany.com.
Forward-looking statements
Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash outflows, plans, objectives, expectations, growth, or profitability, are forward-looking statements based on management’s estimates, assumptions and projections. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, as updated from time to time in the company’s SEC filings. These factors include, but are not limited to, the success of the company’s Centennial Strategy; general economic and marketplace conditions and events; competitors’ actions; the company’s costs, including changes in exposure to commodity costs such as resin, diesel, chlor alkali and agricultural commodities; increases in energy costs; consumer and customer reaction to price increases; customer-specific ordering patterns and trends; the company’s actual cost performance; changes in the company’s tax rate; any future supply constraints which may affect key commodities; risks inherent in sole-supplier relationships; risks related to customer concentration; risks arising out of natural disasters; risks related to the handling and/or transportation of hazardous substances, including but not limited to chlorine; risks inherent in litigation; risks relating to international operations; risks inherent in maintaining an effective system of internal controls, including the potential impact of acquisitions or the use of third-party service providers; the ability to manage and realize the benefit of joint ventures and other cooperative relationships, including the company’s joint venture regarding the company’s Glad® plastic bags, wraps and containers business, and the agreement relating to the provision of information technology and related services by a third party; the success of new products; risks relating to acquisitions, mergers and divestitures; risks relating to changes in the company’s capital structure; and the ability of the company to successfully manage tax, regulatory, product liability, intellectual property, environmental and other legal matters, including the risk resulting from joint and several liability for environmental contingencies. In addition, the company’s future performance is subject to risks particular to the share exchange transaction with Henkel KGaA, the tax indemnification obligations and the actual level of debt costs. Declines in cash flow, whether resulting from tax payments, debt payments, share repurchases, interest cost increases greater than management expects, or otherwise, could adversely affect the company’s earnings.
The company’s forward-looking statements in this document are based on management’s current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Media relations	Investor relations
Dan Staublin 510-271-1622	Li-Mei Johnson 510-271-3396
Steve Austenfeld 510-271-2270

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per share amounts

	Three Months Ended		Twelve Months Ended
	6/30/2007	6/30/2006	6/30/2007	6/30/2006
Net sales	$1,344	$1,319	$4,847	$4,644
Cost of products sold	750	742	2,756	2,685

Gross profit	594	577	2,091	1,959

Selling and administrative expenses	165	186	642	631
Advertising costs	127	126	474	450
Research and development costs	29	26	108	99
Restructuring and asset impairment costs	—	—	13	1
Interest expense	27	32	113	127
Other expense (income), net	7	(4)	(2)	(2)

Earnings from continuing operations before income taxes	239	211	743	653
Income taxes on continuing operations	75	69	247	210

Earnings from continuing operations	164	142	496	443

Earnings from discontinued operations	—	—	5	1

Net earnings	$164	$142	$501	$444

Earnings per common share:
Basic
Continuing operations	$1.08	$0.94	$3.28	$2.94
Discontinued operations	—	—	0.03	0.01

Basic net earnings per common share	$1.08	$0.94	$3.31	$2.95

Diluted
Continuing operations	$1.07	$0.92	$3.23	$2.89
Discontinued operations	—	—	0.03	0.01

Diluted net earnings per common share	$1.07	$0.92	$3.26	$2.90

Weighted average common shares outstanding (in thousands)
Basic	151,758	150,903	151,445	150,545
Diluted	154,309	153,489	153,935	153,001

Segment Information
(Unaudited)
Dollars in millions
Fourth Quarter

				Earnings/(Losses) from Continuing
	Net Sales			Operations Before Income Taxes
	Three Months Ended		%	Three Months Ended		%
	6/30/2007	6/30/2006	Change(1)	6/30/2007	6/30/2006	Change(1)
Household Group — North America	$550	$563	-2%	$171	$178	-4%

Specialty Group	601	596	1%	187	179	4%

International	193	160	21%	35	28	25%

Corporate	—	—	—	(154)	(174)	-11%

Total Company	$1,344	$1,319	2%	$239	$211	13%

Year To Date

				Earnings/(Losses) from Continuing
	Net Sales			Operations Before Income Taxes
	Twelve Months Ended		%	Twelve Months Ended		%
	6/30/2007	6/30/2006	Change(1)	6/30/2007	6/30/2006	Change(1)
Household Group — North America	$2,140	$2,113	1%	$671	$671	0%

Specialty Group	1,990	1,892	5%	534	460	16%

International	717	639	12%	141	129	9%

Corporate	—	—	—	(603)	(607)	-1%

Total Company	$4,847	$4,644	4%	$743	$653	14%

(1)	Percentages based on rounded numbers.

Condensed Consolidated Balance Sheets (Unaudited)
Dollars in millions

	6/30/2007	6/30/2006
Assets
Current assets
Cash and cash equivalents	$182	$192
Receivables, net	460	435
Inventories	309	292
Other current assets	81	88

Total current assets	1,032	1,007
Property, plant and equipment, net	976	1,004
Goodwill	855	744
Trademarks and other intangible assets, net	613	604
Other assets	190	257

Total assets	$3,666	$3,616

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Notes and loans payable	$74	$156
Current maturities of long-term debt	500	152
Accounts payable	329	329
Accrued liabilities	507	474
Income taxes payable	17	19

Total current liabilities	1,427	1,130
Long-term debt	1,462	1,966
Other liabilities	516	547
Deferred income taxes	90	129

Total liabilities	3,495	3,772

Stockholders’ equity (deficit)
Common stock	159	250
Additional paid-in capital	481	397
Retained earnings	185	3,939
Treasury shares	(445)	(4,527)
Accumulated other comprehensive net losses	(209)	(215)

Stockholders’ equity (deficit)	171	(156)

Total liabilities and stockholders’ equity (deficit)	$3,666	$3,616

Note:	During the second quarter of fiscal year 2007, Clorox retired 91 million shares of its treasury stock. As a result of the retirement, treasury stock was reduced by $4,137 and common stock and retained earnings were reduced by $91 and $4,046, respectively. There was no impact to the company’s overall equity position as a result of the retirement.